EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports First Quarter Net Income of $427,000
on Net Sales of $6,065,000; Second Quarter Outlook Strong

MINNEAPOLIS – April 25, 2007 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $6,065,000 for the first quarter ended March 31, 2007, an increase of 11.9%, compared to net sales of $5,422,000 for the first quarter of 2006. The net income for the first quarter of 2007 was $427,000 or $0.03 per share, compared to $639,000, or $0.04 per share, for the first quarter of 2006. Insignia Point-of-Purchase Services® (POPS) revenue for the first quarter of 2007 was $5,370,000, an increase of 13.8%, compared to first quarter 2006 POPS revenue of $4,720,000.

CEO Scott Drill commented, “We are pleased with the progress made during the first quarter in building our POPS business. Our sales momentum with consumer packaged goods companies continued to accelerate. This is reflected by the current second quarter 2007 POPS customer order booking amount of approximately $6,070,000. We should exceed last year’s second quarter POPS revenue of $5,122,000 by at least 20%, in that there is over a month of selling time left. The chemistry between our sales force and Valassis remains strong and is yielding good results.”

Drill went on to state, “On the legal front, we also continue to make good progress. News America’s claims in New York have been transferred to Minnesota so there is no longer any litigation in New York. We are in the early stages of discovery with both News America and Albertson’s. The schedule calls for us to be ready for trial by July 1, 2008. Legal expense for the first quarter of 2007 was $422,000 versus $232,000 in the first quarter of 2006. Our cash position at March 31, 2007 was $3,682,000.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

April 25, 2007	Insignia Systems, Inc. Reports First Quarter Net Income	Page 2

Conference Call

The Company will host a conference call today, April 25 at 4:00 p.m. Central Time. To access the live call, dial 800-500-3170. The conference code is 7142717. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through May 3, 2007. To access the replay, dial 888-203-1112 and reference the passcode 7142717.

Insignia’s Point-Of-Purchase Services (POPS) division provides the Insignia POPSign® program. POPSign is a fully featured, point-of-purchase advertising program that delivers superior sales lift, while building brand and store equity. POPSigns allow manufacturers to deliver product-specific messages quickly and accurately – in designs and formats that have been pre-approved and supported by participating retailers.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

April 25, 2007	Insignia Systems, Inc. Reports First Quarter Net Income	Page 3

Insignia Systems, Inc.

RESULTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net Sales	$6,065,000	$5,422,000
Cost of Sales	2,707,000	2,448,000
Gross Profit	3,358,000	2,974,000
Operating Expenses:
Selling	1,469,000	1,217,000
Marketing	333,000	248,000
General & Administrative	1,129,000	849,000

Operating Income	427,000	660,000
Other Income (Expense)	10,000	(21,000)

Income Before Taxes	437,000	639,000
Income Taxes	10,000	—

Net Income	$427,000	$639,000

Net Income Per Share
Basic and diluted	$0.03	$0.04

Shares used in calculation of net income per share:
Basic	15,312,000	15,058,000
Diluted	16,023,000	15,324,000

SELECTED BALANCE SHEET DATA

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$3,682,000	$3,785,000
Working capital	5,573,000	5,017,000
Total assets	9,956,000	8,583,000
Total liabilities	4,494,000	3,721,000
Shareholders’ equity	5,462,000	4,862,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com